EXHIBIT 4.1

THIS CONVERTIBLE NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE WHICH OTHER COUNSEL IS SATISFACTORY TO THE COMPANY THAT SUCH NOTE AND/OR COMMON STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

ZANETT, INC.
7.95% Convertible Subordinated Note
Due March 31, 2015

Issuance Date: March 31, 2010

ZANETT, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay Seven Million One Hundred Thirty One Thousand Nine Hundred Eighty Three Dollars and No Cents ($7,131,983.00) to Rockport Investments Ltd. or its permitted assigns (the "Holder") upon due presentation and surrender of this note, on March 31, 2015 (the "Maturity Date"), the principal amount referenced above as original issue amount, and accrued interest thereon as hereinafter provided.

This note is a $7,131,983.00 7.95% Convertible Subordinated Note (hereafter the "Note").

I.  PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT.

A.           Principal.   The principal of this Note shall be repaid on the Maturity Date.

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B.           Interest.  Interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of said principal amount from time to time outstanding shall commence accruing in arrears from the Issuance Date set forth above at the rate of seven and 95/100 percent (7.95%) per annum (the "Stated Interest Rate"), which interest shall be payable to the Holder quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2010.  Interest payments shall be made in cash pursuant to the provisions of Section I.C. below; provided, however, that the Company shall have the right to request the Holder's consent that any interest payment be made in Common Stock.  Any such payment in Common Stock shall be calculated by dividing the amount of accrued but unpaid interest by the lower of (i) the then-applicable Conversion Price (as defined in Section V.B.(i) below) and (ii) the average of the Closing Sales Price (as defined in Section V.B.(ii) below) for the Company's Common Stock during the twenty (2) consecutive trading day period ending one trading day prior to the applicable interest payment date.

C.           Method of Payment.  Subject to the options set forth in Section I.B. and Article VII that payments be made in Common Stock, payment of the principal and accrued interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Both principal hereof and interest thereon are payable in lawful money of the United States of America at the Holder's address above or such other address as the Holder shall designate from time to time by written notice to the Company.  The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by wire transfer sent to an account for which the Holder provides information to the Company or check sent to the Holder's above address or to such other address as Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation.

II.  UNSECURED INDEBTEDNESS; SUBORDINATION.

A.           Unsecured Indebtedness.  The Holder acknowledges that the Company's obligations under this Note are unsecured, and that the Holder shall not have any of the rights and remedies provided to secured parties or noteholders by the Delaware Uniform Commercial Code ("UCC") and other applicable laws.

B.           Subordination.  The Holder acknowledges that its rights hereunder are subordinate to the Company's obligations to Bank of America, N.A. (or, in the event the Company's senior credit facility with Bank of America, N.A. is refinanced with another senior lender, to the Company's obligations to such senior lender) to the extent provided under the terms of that certain subordination agreement among Bank of America, N.A. or such other senior lender, the Company and the Holder.

III.  EVENTS OF DEFAULT.

It shall be an Event of Default with respect to this Note upon the occurrence and continuation uncured of any of the following events:

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A.           a default in the payment of the principal or interest on this Note, when and as the same shall become due and payable, either by the terms hereof or otherwise and said default continues uncured for a period of fifteen (15) business days;

B.           the Company's (i) failure to deliver the required number of shares of the Company's common stock, $0.001 par value per share (the "Common Stock") within ten (10) business days after the surrender of this Note for conversion as set forth in Section V.A. hereof;

C.           default in the performance, or breach, of any covenant of the Company in this Note (other than a covenant or a default which is elsewhere herein specifically dealt with as an Event of Default), and continuance of such default or breach uncured for a period of thirty (30) days; or

D.           the entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of one hundred twenty (120) days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

IV.  REMEDIES UPON DEFAULT.

A.           Default Rate; Late Charge.  Upon the occurrence of an Event of Default hereunder, the interest rate otherwise payable hereunder shall increase immediately and without notice and thereafter shall be payable at a rate of twenty-four percent (24%) per annum (the “Default Rate”), until the Event of Default has been cured, or in the event the principal of this Note has been accelerated, until this Note is paid in full, including the period following entry of any judgment on or relating to this Note. Interest on any such judgment shall accrue and be payable at the Default Rate, and not at the Stated Interest Rate, after judgment, any execution thereon, and until actual receipt by the holder of payment in full of this Note and said judgment. Interest at the Default Rate shall be collectible as part of any judgment hereunder.

B.           Acceleration.  Upon each occurrence of an Event of Default and at any time during the continuation thereof (unless the principal of this Note shall already have become and be due and payable), the Holder, by notice in writing given to the Company, may declare the principal of the Note then outstanding to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, anything herein contained to the contrary notwithstanding.

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C.           Proceedings and Actions.  During the continuation of any one or more Events of Default, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims, against all assets of the Company except as hereinafter set forth and shall be entitled to receive therefrom payment on such claims up to an amount not exceeding the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection.

V.  CONVERSION.

A.           Exercise of Conversion Privilege.    Each Holder may, at any time and from time to time prior to the earlier of (i) the Optional Prepayment Date (as defined in Section VII.A.) upon which this Note is prepaid in full and (ii) the Maturity Date, but not prior to the Company obtaining approval of the holders of its Common Stock of the issuance of this Note and the shares of Common Stock upon conversion of this Note), convert (an "Optional Conversion") all or any part of the then-outstanding principal amount of the Note into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

Principal Amount being Converted + Accrued but Unpaid Interest
Conversion Price

Interest on the Note shall accrue through and including the business day prior to the Conversion Date and shall be credited towards the exercise of the conversion rights hereunder.  If this Note is converted in part only, the Company will issue a new Note for the principal amount not so converted.  For purposes of this Note, the "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 5:00 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

B.          Conversion Price.

(i)           Definition.  "Conversion Price" means $2.08, or, at the option of the converting holder (if the Common Stock of the Corporation remains listed for trading on the NASDAQ Capital Market), the greater of the Variable Conversion Price (as defined in subparagraph (ii) below) and the Threshold Conversion Price (as defined below), in any case subject to adjustment as provided herein.  If the Common Stock of the Corporation is delisted from trading on the NASDAQ Capital Market, the Conversion Price shall be equal to the lowest Closing Sales Price of the Common Stock in the twenty-day period immediately preceding the date of such delisting.  "Threshold Conversion Price" means $0.10.

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(ii)           Calculation of Conversion Price.  Once in each calendar year, the Holder shall have the right to reset the Conversion Price to the greater of (a) the Variable Conversion Price and (b) the Threshold Conversion Price.  The "Variable Conversion Price" shall mean the average of the Closing Sales Price for the Company's Common Stock during the twenty (20) consecutive trading day period ending one trading day prior to the date the holder delivers to the Company (Attention:  Secretary) a notice indicating its election to reset the Conversion Price.  Upon receipt of such notice from the holder, the Company shall confirm the new Conversion Price via fax (or other written notice) to the holder.  "Closing Sales Price" means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets, Yahoo! Finance (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets or Yahoo! Finance is not then reporting closing sales prices of such security) (collectively, "Bloomberg/Yahoo!"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg/Yahoo!, or, if no such price is reported for such security by Bloomberg/Yahoo!, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by Pink Sheets LLC, in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day.  If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the 20-day average of the last available closing bid price of the Common Stock.

C.          Mechanics of Conversion.  In order to effect an Optional Conversion, the Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company (Attention: Secretary) and (y) surrender or cause to be surrendered the Note as soon as practicable thereafter to the Company.  Upon receipt by the Company of a facsimile copy of a Notice of Conversion from a holder, the Company shall promptly send, via facsimile or other reasonable means, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such Optional Conversion and the name and telephone number of a contact person at the Company regarding the Optional Conversion.  The Company shall not be obligated to issue shares of Common Stock upon an Optional Conversion unless either the Note is delivered to the Company as provided above, or the Holder notifies the Company that the Note has been lost, stolen or destroyed and delivers the documentation to the Company required by Section XII.E. hereof.

D.          Delivery of Common Stock Upon Conversion.  Upon the surrender of Note accompanied by a Notice of Conversion, the Company (itself, or through its transfer agent) shall, no later than the later of (a) the fifth (5th) business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section XII.E) (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service, postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of the principal amount of the Note being converted and (y) a note representing the principal amount of the Note not being converted, if any.

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E.           Taxes.  The Company shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Note.

F.           No Fractional Shares.  If any conversion of the Note would result in the issuance of a fractional share of Common Stock, such fractional share shall, in the Company’s sole discretion, be payable in cash based upon the twenty day average Closing Sales Price of the Common Stock calculated on the date immediately preceding the date of filing of the Notice of Conversion, and the number of shares of Common Stock issuable upon conversion of the Note shall be the next lower whole number of shares.  If the Company elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

G.           Conversion Disputes.  In the case of any dispute with respect to a conversion, the Company shall promptly issue the number of shares of Common Stock that are not disputed in accordance with Section V.B.(i) above.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Company, the Company shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Company’s sole expense, shall promptly audit the calculations and notify the Company and the holder of the results no later than three business days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Company shall then issue the appropriate number of shares of Common Stock in accordance with Section V.B.(i) above.

VI.  ADJUSTMENTS TO THE CONVERSION PRICE.

A.           Dividends; Reclassifications, etc.   In the event that the Company shall, at any time prior to the exercise of conversion rights hereunder:  (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of capital stock of the Company; or (ii) combine, subdivide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or in shares of any class or classes; or (iii) transfer its property as an entirety or substantially as an entirety to any other company; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, in each case, each Conversion Price, and the number and kind of shares of Common Stock receivable upon conversion of this Note, in effect at the time of the record date for such dividend or distribution, or of the effective date of such subdivision, combination or reclassification, shall be proportionally adjusted so that the holder upon the subsequent exercise of conversion rights, shall receive, in addition to or in substitution for the shares of Common Stock to which it would otherwise be entitled upon such exercise, such additional shares of capital stock or scrip of the Company, or such reclassified shares of capital stock of the Company, or such shares of the securities or property of the Company resulting from such transfer, or such assets of the Company, which it would have been entitled to receive had it exercised these conversion rights prior to the happening of any of the foregoing events.  Such adjustment shall be made successively whenever any of the foregoing events shall occur.

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B.           Assumption Following Corporate Change.  The Company shall not engage in any (i) consolidation or merger of the Company with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged) or (ii) any sale or transfer of all or substantially all of the assets of the Company (any of the foregoing, a "Corporate Change") unless, as a precondition to the consummation thereof, the entity into which the Company is consolidated or merged or whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Corporate Change (such other entity the "Other Entity"), assumes in writing all of the obligations of the Company under this Note pursuant to written agreements in form and substance satisfactory to the Holder, including agreements to deliver to the Holder in exchange for this Note a promissory note of the Other Entity evidenced by a written instrument substantially similar in form and substance to the Note and with appropriate provisions such that the rights and interests of the Holder and the economic value of this Note are in no way diminished by such Corporate Change, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, reasonably satisfactory to the Holder.  Upon the occurrence of any Corporate Change, the Other Entity shall succeed to, and be substituted for (so that from and after the date of such Corporate Change, the provisions of this Note referring to the "Company" shall refer instead to the Other Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Other Entity had been named as the Company herein.  Upon consummation of the Corporate Change, the Other Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of the Corporate Change, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of this Note prior to such Corporate Change, such shares of common stock (or its equivalent) of the Other Entity; provided, that the Conversion Price for the shares of the Other Entity shall be economically equal to the Conversion Price under this Note (as adjusted for stock splits, dividends, combinations and other similar events).

C.          Dilutive Issuances.

(i)           Adjustment Upon Dilutive Issuance.  If, at any time during the period from the Issuance Date through the earlier of (i) the Optional Prepayment Date upon which the Note is prepaid in full and (ii) the Maturity Date, the Company issues or sells, or in accordance with subparagraph (ii) of this Section VI.C is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the date of issuance or sale (or deemed issuance or sale) (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted by multiplying the then-applicable Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (calculated on a fully-diluted basis), and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Dilutive Issuance (calculated on a fully-diluted basis), and the product so obtained shall thereafter be the new and adjusted Conversion Price, which, as so adjusted, shall be readjusted in the same manner upon the consummation of any successive Dilutive Issuance.  Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph C(i) if such adjustment would result in an increase in the Conversion Price.

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(ii)          Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under Paragraph C(i) of this Article VI, the following will be applicable:

(a)           Issuance of Purchase Rights.  If the Company issues or sells any options, warrants or other rights to purchase or subscribe for Common Stock or convertible securities of the Company ("Purchase Rights"), whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of convertible securities of the Company, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of convertible securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Company for such price per share.  For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Purchase Rights" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Purchase Rights, plus, in the case of convertible securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (ii)(b) of this Article VI) at the time such convertible securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of convertible securities, if applicable).  No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of convertible securities issuable upon exercise of such Purchase Rights.

(b)           Issuance of Convertible Securities.  If the Company issues or sells any convertible securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such convertible securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such convertible securities shall, as of the date of the issuance or sale of such convertible securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share.  If the convertible securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such convertible securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(b) of this Article VI) at the time such convertible securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such convertible securities.   No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such convertible securities.

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(c)           Change in Option Price or Conversion Rate.  If there is a change at any time in (A) the amount of additional consideration payable to the Company upon the exercise of any Purchase Rights; (B) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any convertible securities; or (C) the rate at which any convertible securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or convertible securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(d)           Calculation of Consideration Received.  If any Common Stock, Purchase Rights or convertible securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale.  In case any Common Stock, Purchase Rights or convertible securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sales Price thereof as of the date of receipt.  In case any Common Stock, Purchase Rights or convertible securities are issued in connection with any merger or consolidation in which the Company is the surviving Company, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving Company as is attributable to such Common Stock, Purchase Rights or convertible securities, as the case may be. The Company shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Holder does not agree to such fair market value calculation within three business days after receipt thereof from the Company, then such fair market value shall be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the Holder, with the costs of such appraisal to be borne by the Company.

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(iii)           Exceptions to Adjustment of Conversion Price.  Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this Article VI.C. in connection with any Excluded Issuance, as defined herein.  For purposes of this Article VI.C., "Excluded Issuance" means (A) the issuance of Common Stock upon the exercise or conversion of any convertible securities or Purchase Rights (including, without limitation, options or warrants to purchase Common Stock) outstanding on the date of this Note in accordance with the terms of such convertible securities and Purchase Rights; (B) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Company’s Board of Directors, and the issuance of Common Stock upon the exercise thereof (up to a maximum of five percent (5%) of the then-outstanding Common Stock of the Company); (C) the conversion of the Note, or (D) the issuance of securities pursuant to any equipment financing from a bank or similar financial or lending institution approved by the Board of Directors.

D.          Other Action Affecting Conversion Price.  If, at any time after the date of this Note, the Company takes any action affecting the Common Stock that would be covered by Article VI.A, C. or D, but for the manner in which such action is taken or structured, which would in any way diminish the value of this Note, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

E.          Registration of Transfer or Conversion.  The Company shall maintain books for the transfer and registration of Notes.  Upon the transfer of any Note in accordance with the provisions of Article X hereof, the Company shall issue and register the Note in the names of the new holder.  The Notes shall be signed manually by the Chief Executive Officer, President, or the Secretary of the Company.  The Company shall convert, from time to time, any outstanding Notes (or part thereof) upon the books to be maintained by the Company for such purpose upon surrender thereof for conversion properly endorsed or accompanied by appropriate instructions for conversion.  Subject to the terms of this Note, upon surrender of this Note the Company shall promptly, but no later than three (3) business days after the date of such surrender, issue and deliver to or upon the written order of the Holder of such Note and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares of Common Stock due to such Holder upon the conversion of this Note (the "Conversion Shares").  Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the Holder of record of such Conversion Shares as of the date of the surrender of this Note; provided, however, that if, at the date of surrender the transfer books of the Common Stock shall be closed, the certificates for the Conversion Shares shall be issuable as of the next date on which such books shall be opened and until such date the Company shall be under no duty to deliver any certificate for such Conversion Shares; provided, further, however, that such transfer books, unless otherwise required by law or by applicable rule of any national securities exchange, shall not be closed at any one time for a period longer than five (5) consecutive days nor longer than twenty (20) days (which need not be consecutive) in any 12 month period.

VII.  PREPAYMENT; PAYMENT AT MATURITY.

A.          Payment at Maturity.  On the Maturity Date, all then-outstanding principal and accrued but unpaid interest on the Note shall be due and payable, by payment either solely in cash or solely in Common Stock, at the option of the Holder.  At least 60 days prior to the Maturity Date, the Holder shall give written notice to the Company of its election whether to receive all amounts then-owing solely in cash or solely in Common Stock of the Company.

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B.          Optional Prepayment.

(i)           The Company, at its option, may prepay the Note, in whole or in part, in accordance with the provisions of this Article VII.  If the Company elects to prepay this Note, it shall give the Holder notice including the following:  (a) the date of any prepayment of this Note (the "Optional Prepayment Date"), (b) the principal amount of the Note to be prepaid and the amount of accrued and unpaid interest, if any, payable on the Optional Prepayment Date, and (c) that the Company wishes to make such prepayment in cash or in Common Stock.  If the Company wishes to make any such prepayment in Common Stock, the notice shall also request the Holder's consent that such prepayment be made in Common Stock, and specify whether (x) the Company will make such prepayment in cash if the Holder does not give its consent to prepayment in Common Stock, or (y) the Company will not make such prepayment if the Holder does not consent to prepayment in Common Stock.  The Company shall give notice to the Holder at least 30 days but not more than 45 days before the Optional Prepayment Date (unless a shorter notice shall be satisfactory to the Holder).

(ii)           At least 30 days but not more than 45 days before an Optional Prepayment Date, the Company shall mail by first-class mail, or send via facsimile, a notice of prepayment to the Holder to be prepaid.  The notice shall identify the principal amount and the amount of accrued and unpaid interest, if any, of the Note to be prepaid and shall state (1) the Optional Prepayment Date, (2) the prepayment price and the applicable Conversion Price (if prepayment in Common Stock is contemplated), (3) whether the Company is requesting the Holder's consent to prepayment in Common Stock, (4) if applicable, that the prepayment is contingent on the Company's receipt from the Holder of its consent to receive prepayment in Common Stock, (5) that the Note called for prepayment must be surrendered to the Company to collect the prepayment price or to receive the shares of Common Stock of the Company and (6) that, unless the Company defaults in making such prepayment payment, interest on and other payments in respect of the Note called for prepayment cease to accrue on and after the Optional Prepayment Date.  Once notice of prepayment is given in accordance with this Article VII.B., the principal amount of the Note called for prepayment become irrevocably due and payable on the Optional Prepayment Date at the prepayment price, unless it has been specified in the notice that prepayment is contingent on receipt of the Holder's consent to receive prepayment in Common Stock, in which case the principal amount of the Note called for prepayment becomes irrevocably due and payable once the Holder gives such consent.

C.          Prepayment Price.  The prepayment price for any optional prepayment pursuant to this Article VII shall be as set forth below (expressed as percentages of the then-outstanding aggregate principal amount), plus accrued and unpaid interest, if any, thereon to the applicable prepayment date:

C.G. _____

D.H. _____

Date of prepayment	Percentage of Face Amount
Issuance Date – March 30, 2011	125%
March 31, 2011 – March 30, 2012	120%
March 31, 2012 – March 30, 2013	115%
March 31, 2013 – March 30, 2014	110%
March 31, 2014 – March 30, 2015	105%
Maturity Date	100%

D.          Prepayment by Issuance of Common Stock.  On each prepayment date, the prepayment price of that portion of the Note in respect of which the Company has received the consent of the Holder to pay (in the case of an Optional Prepayment) or the Holder has elected to be paid (in the case of payment at the Maturity Date) by issuance of Common Stock of the Company, shall be paid by the Company by the issuance of a number of shares of Common Stock of the Company determined in accordance with Article V above.

VIII.  RIGHTS OF A STOCKHOLDER.

Beginning immediately upon the approval of the stockholders of the Company of the issuance of this Note and the related transactions and continuing until the earlier of (i) the Optional Prepayment Date upon which the Note is prepaid in full and (ii) the Maturity Date, the Holder shall be entitled to vote on all matters submitted to a vote of stockholders of the Company.  The number of shares to which the Holder shall be entitled shall be determined in accordance with the following formula:

Outstanding Principal Amount + Accrued but Unpaid Interest
$2.08

Unless otherwise proscribed by the Certificate of Incorporation or By-laws of the Company or the Delaware General Corporation Law, the Holder shall be entitled to vote with the holders of Common Stock, voting together as one class.

IX.  LIMITATIONS ON CERTAIN CONVERSIONS

The conversion of the Note shall be subject to the following limitations (each of which limitations shall be applied independently):

C.G. _____

D.H. _____

A.           Cap Amount Applicable to Conversions.  If the Company is prohibited by Rule 5635(d) of the NASDAQ Listing Rules, or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of the Note pursuant to Article V in excess of a prescribed amount (the "Cap Amount") (without stockholder approval or otherwise), then the Company shall not issue shares upon conversion of the Note in excess of the Cap Amount.  Assuming solely for purposes of this Paragraph A that such Rule 5635(d) or similar rule is applicable, the Cap Amount shall be the number of shares equal to 19.99% of the number of shares of Common Stock outstanding immediately prior to the issuance of this Note.  If there are multiple Holders of the Note, the Cap Amount shall be allocated pro rata to the Holders.  In the event that, at any time from and after the date hereof, the Company is prohibited from issuing shares of Common Stock upon conversion of the Note as a result of the operation of this Paragraph A, the Company shall immediately notify the Holder of such occurrence and the Company shall prepay to the Holder in cash, within 30 days, an amount equal to the Required Prepayment Amount (as defined below).  The date of delivery of the notice of prepayment required by this Section IX.A shall be called the "Required Repayment Notice Date."   If the Company fails to make such prepayment within 30 days after delivery of the notice required by this Section IX.A., then the Holder shall be entitled to the remedies provided in Paragraph C of this Article IX.

B.           Required Prepayment Amount.  The "Required Prepayment Amount" with respect to the Note means an amount equal to:

V - [(OS  x   0.1999) x CP]

where:

"V" means the then-outstanding principal amount of the Note plus all accrued but unpaid interest thereon through the Required Repayment Notice Date;

"OS" means the number of shares of Common Stock of the Company outstanding on the Required Repayment Notice Date;

"CP" means the Conversion Price in effect on the Required Repayment Notice Date;

C.           Prepayment Defaults.  If the Company fails to pay any holder the Prepayment Amount with respect to the Note within 30 days after delivery of the notice required by Section IX.A., then the Holder entitled to prepayment shall be entitled to interest on the Prepayment Amount at a per annum rate equal to the lower of twenty four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Company receives the Prepayment Notice until the date of payment of the Prepayment Amount hereunder.

X.  TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933.

A.           The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note.  This Note, any Note issued in substitution or replacement therefore and the Common Stock issuable on conversion of the Note shall be stamped or imprinted with a legend in substantially the following form:

"THIS CONVERTIBLE NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE WHICH OTHER COUNSEL IS SATISFACTORY TO THE COMPANY THAT SUCH NOTE AND/OR COMMON STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

C.G. _____

D.H. _____

THIS CONVERTIBLE NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF ARE SUBJECT TO AN IRREVOCABLE PROXY DATED AS OF MARCH 31, 2010, AND ANY AMENDMENTS THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY."

B.           The Common Stock issuable upon conversion of this Note shall be stamped or imprinted with a legend in substantially the following form:

"THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,  OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT AND LAWS OR PURSUANT TO AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF THIS SECURITY WHICH OTHER COUNSEL IS SATISFACTORY TO THE COMPANY THAT SUCH THIS SECURITY MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY DATED AS OF MARCH 31, 2010, AND ANY AMENDMENTS THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY."

C.G. _____

D.H. _____

XI.  RESERVED SHARES.

A.           Reserved Amount.  On or prior to the Issuance Date (subject to the approval of the stockholders of the Company at the 2010 Annual Meeting of Stockholders), the Company shall reserve 99,699,463 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Note, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall at all times be sufficient to provide for the full conversion of the Note outstanding at the then current Conversion Price thereof.  The Company covenants that all shares issuable upon conversion of this Note shall be, at the time of delivery of the certificates for such shares, validly issued and outstanding, fully paid and non-assessable and that the issuance of such shares will not give rise to preemptive rights in favor of existing shareholders.

B.           Increases to Reserved Amount.  If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "Authorization Trigger Date") shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding principal amount of the Note, the Company shall promptly notify the Holder of such occurrence and shall take prompt action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of then outstanding principal amount of the Note at the then current Conversion Price.

XII.  MISCELLANEOUS.

A.           No Recourse.  No recourse whatsoever, either directly or through the Company or any trustee, receiver or assignee, shall be had in any event or in any manner against any past, present or future stockholder, director or officer of the Company for the payment of, principal of or interest on this Note or any of them or for any claim based thereon or otherwise in respect this Note, this Note being a corporate obligation only.

B.           Registered Owner; Note Non-Transferable.  The Company shall consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.  Subject to Article X, this Note shall be transferable by the Holder in whole but not in part; provided that the Holder agrees to notify the Company of such transfer and of the address of the transferee and to submit appropriate evidence satisfactory to the Company (which shall include, without limitation, an agreement of such transferee in writing to be subject to the terms of the Irrevocable Proxy referred to in Article X of this Note) regarding such transfer so that this Note may be registered in the name of the transferee.

C.           Notices.  All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to Zanett, Inc., 635 Madison Avenue, 15th Floor, New York, NY  10022, Attention:  Chief Executive Officer, or, if to the Holder at the address shown for the Holder in the registration books maintained by the Company.

D.           Stamp Tax.  The Company will pay any documentary stamp taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of this Note; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the Holder in respect of which such Common Stock is issued, and in such case the Company shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's satisfaction that such tax has been paid.

C.G. _____

D.H. _____

E.           Lost, Stolen or Mutilated Notes.  In case this Note shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for the Note, lost, stolen or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also satisfactory to it.

F.           Governing Law.  This Note shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to conflict of laws principles.

C.G. _____

D.H. _____

IN WITNESS WHEREOF, ZANETT, INC. has caused this Note to be executed on behalf of the Company on this 31 day of March, 2010.

ZANETT, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

C.G. _____

D.H. _____

CONVERSION NOTICE

(To be Executed by the Registered Holder
in order to convert the Convertible Subordinated Debt)

The undersigned hereby irrevocably elects to convert $[__________] in principal amount of the Convertible Subordinated Debt due March 31, 2015 (the "Conversion") into shares of common stock ("Common Stock") of Zanett, Inc. (the "Company"), according to the conditions of the Note issued in connection with the Convertible Subordinated Debt due March 31, 2015 as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.  The Note is attached hereto (or evidence of loss, theft or destruction attached).

Except as may be provided below, the Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

In the event of partial exercise, please note the details of this Conversion on the Note such that the remaining principal amount is properly reflected.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon the Conversion have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

☐
In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Company issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Signature:

Name:

Address:

C.G. _____

D.H. _____